Exhibit 107

Calculation of Filing Fee Tables (1)

Form S-1
(Form Type)

Qrons Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	-	-	-	-	-	-	-	-

Fees Previously Paid	Equity	Common Stock, par value $0.0001 per share (3)	Rule 457(o)	2,500,000	$0.70	$1,750,000.00	0.0000927	$162.23

	Equity	Common Stock, par value $0.0001 per share (4)	Rule 457(o)	2,866,429	$0.70	$2,006,500.30	0.0000927	$186.00

	Equity	Common Stock, par value $0.0001 per share (5)(7)	Rule 457(o)	490,000	$0.70	$343,000.00	0.0000927	$31.80

	Equity	Common Stock, par value $0.00001 per share (6)(7)	Rule 457(o)	295,000	$0.70	$206,500.00	0.0000927	$19.14

Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$4,306,000.30	.0000927	$399.17
	Total Fees Previously Paid							$439.09
	Total Fee Offsets							-
	Net Fee Due							$-

(1)
“Calculation of Filing Fee Tables” updates the “Calculation of Registration Fee” table in the Registration Statement No. 333-261437. No new securities are being registered on this post-effective amendment to Form S-1/A and all registration fees were previously paid.

(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, the securities being registered include an indeterminate number of additional shares of common stock that may become issuable as a result of stock dividends, stock splits, or other similar transactions.
(3)	Represents shares of common stock offered by the registrant in a self-underwritten primary offering.
(4)
Represents (i) 2,000,000 shares issued to our officers and directors in consideration for founding the Company and services provided to us; (ii) an aggregate of 236,429 shares issued to five accredited investors in private offerings between November 1, 2017 and August 27,2020 at a purchase price of between $0.25 and $1.00 per share, pursuant to the terms of a subscription agreement with each investor; and (iii) 630,000 shares issued to scientific advisors and consultants for advisory services provided to the Company.

(5)	Represents shares issuable upon the conversion of outstanding convertible notes issued to three accredited investors in private offerings.
(6)	Represents shares issuable upon the exercise of outstanding warrants issued in private offerings.
(7)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, based on the closing sale price of the registrant’s common stock on the OTCQB of $0.70 per share on December 22, 2021.